☐	Optionee’s Copy
☐	Company’s Copy

EXHIBIT 10.3

FTI CONSULTING, INC. 2004 LONG-TERM INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

To Dennis J. Shaughnessy (“Optionee”):

FTI Consulting, Inc. (the “Company”) has granted (the “Award”) you an option (the “Option”) under the FTI Consulting, Inc. 2004 Long-Term Incentive Plan, as amended from time to time (the “Plan”), to purchase 200,000 shares of the common stock, $0.01 par value (“Common Stock”) of the Company (the “Shares”), at 19.67 (Nineteen Dollars and 67 Cents) per share (the “Exercise Price”). The effective Date of Grant will be October 18, 2004, subject to your signing and promptly returning a copy of this Agreement (as defined below) to the Company.

This agreement (the “Agreement”) evidences the grant of the Option. The Award is subject in all respects to and incorporates by reference the terms and conditions of the Plan and any terms and conditions relating to the Option or this Award contained in the written employment agreement dated as of September 20, 2004 (the “Employment Agreement”), between you and the Company, and specifies other applicable terms and conditions of your Option. A copy of the Plan and the Prospectus for the Plan, as amended from time to time (the “Prospectus”), is attached. By executing this Agreement, you acknowledge that you have received a copy of the Plan and the Prospectus for the Plan, as amended from time to time (the “Prospectus”). You may request additional copies of the Plan or Prospectus by contacting the Secretary of the Company at FTI Consulting, Inc., 900 Bestgate Road, Suite 100, Annapolis, Maryland 21401 (Phone: (410) 224-8770). You also may request from the Secretary of the Company copies of the other documents that make up a part of the Prospectus (described more fully at the end of the Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally. This Agreement and the Award of the Option for the Shares are made in consideration of your employment with the Company and in fulfillment of applicable terms of your Employment Agreement.

All terms not defined by this Agreement have the meanings given in the Plan. The Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the fullest extent permitted by that Section. The Company, however, does not warrant any particular tax consequences of the Option. Any portion of the Option that exceeds the statutory limit under Code Section 422 will be treated as a nonstatutory stock option.

In addition to the terms, conditions, and restrictions set forth in the Plan, the following terms, conditions, and restrictions apply to the Option:

(1)	You may not exercise the Option before October 18, 2004, except as otherwise provided below.

a.	Thereafter, except as provided otherwise in this Agreement, you may exercise the Option to purchase Shares as follows:

i.	Up to One-Third (1/3) of the Shares on or after October 18, 2004;

ii.	Up to Two-Thirds (2/3) of the Shares on or after October 18, 2005; and

iii.	All of the Shares on or after October 18, 2006, for a total of 200,000 Shares.

b.	The Option will expire at 5:00 p.m. Eastern Time on October 18, 2014.

c.	The Committee may, in its sole discretion, accelerate the time at which you may exercise part or all of the Option.

d.	The Option will become exercisable in full immediately before the occurrence of a Change in Control, as defined in the Plan.

e.	The Option will become exercisable in full upon your death.

f.	If you terminate employment due to your Total and Permanent Disability (as hereafter defined), your Option will continue to become exercisable as provided above for an additional twelve (12) months following your termination. For purposes of this Agreement, “Total and Permanent Disability” has the meaning ascribed to such term or words of similar import in your Employment Agreement, if applicable, and, in the absence of an effective Employment Agreement, means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in your death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Committee may require such proof of Total and Permanent Disability as the Committee in its sole discretion deems appropriate and the Committee’s good faith determination as to whether and when you are totally and permanently disabled will be final and binding on all parties concerned.

g.	You may exercise the Option only in multiples of whole Shares and may not exercise the Option as to fewer than one hundred shares (unless the Option is then exercisable for fewer than one hundred Shares) at any one time. At the time of exercise, the Company will round down any fractional shares but will not make any cash or other payments in settlement of fractional shares eliminated by rounding.

(2)	Subject to this Agreement and the Plan, you may exercise the Option only by notice to the Company, in such form and manner as the Committee may require, on or before the Option’s expiration date or earlier forfeiture. Each such notice must:

a.	state the election to exercise the Option and the number of Shares with respect to which it is being exercised;

b.	contain such representations as the Company may require; and

c.	be accompanied by full payment of the Exercise Price payable for the Shares or properly executed, irrevocable instructions, in such manner and form as the Committee may require, to effectuate a broker-assisted cashless exercise through a brokerage firm acceptable to the Committee. The Exercise Price may be paid to the Company via cash, check, money order or wire transfer, and subject to such limits as the Committee may impose from time to time, tender (via actual delivery or attestation) of other shares of the Company’s Common Stock previously owned by you.

For all purposes of the Plan, the date of exercise will be the date on which you have delivered the notice and any required payment (or, in the case of a broker-assisted cashless exercise, irrevocable broker instructions acceptable to the Committee) to the Company.

(3)	You agree to give prompt notice to the Company if you dispose of any Shares acquired upon exercise of the Option within one (1) year after you acquire them or within two (2) years after the Date of Grant.

(4)	You will forfeit any unexercised portions of the Option upon either your resignation or the termination of your employment or service relationship with the Company or its Affiliate for any reason unless (i) you terminate due to death or Total and Permanent Disability, (ii) the Committee determines otherwise at any time, or (iii) your Employment Agreement in effect at the time at issue, if any, provides otherwise.

a.	If you terminate due to death, your Option will remain exercisable for twelve (12) months after the date of your death, and any unexercised portions will be forfeited thereafter.

b.	If you terminate due to your Total and Permanent Disability, your Option will remain exercisable for twelve (12) months after the date of your termination due to Total and Permanent Disability, or five (5) business days after the latest date that your Option becomes exercisable during those twelve (12) months, if later, and any unexercised portions will be forfeited thereafter.

c.

If you cease to be a “common law employee” of the Company or any of its Affiliates but you continue to provide bona fide services to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of your employment or service relationship will not be deemed to have occurred for purposes of this Agreement upon such change in capacity. However, the Option will not be treated as an “incentive stock option” within the meaning of Code Section 422 with respect to any exercise that occurs more than three (3) months after such cessation of the common law employee relationship (except as otherwise permitted under Code

Section 421 or 422). In the event that your employment or service relationship is with a business, trade or entity that, after the Date of Grant, ceases for any reason to be part of the Company or an Affiliate, your employment or service relationship will be deemed to have terminated for purposes of this Agreement upon such cessation if your employment or service relationship does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

d.	The Option will be forfeited immediately upon your termination for Cause as defined, and in accordance with the procedures set forth, in your Employment Agreement.

(5)	As soon as practicable after exercise of the Option, the Company will deliver a share certificate to you, or deliver Shares electronically or in certificate form to your designated broker on your behalf, for the Shares issued upon exercise. Any share certificates delivered or Shares delivered electronically will, unless the Shares are registered and such registration is in effect, or an exemption from registration is available, under applicable federal and state law, bear a legend (or electronic notation) restricting transferability of such Shares.

(6)	The Company may postpone the issuance and delivery of any Shares for so long as the Company determines to be necessary or advisable to satisfy the following:

a.	the completion or amendment of any registration of the Shares or satisfaction of any exemption from registration under any securities law, rule, or regulation;

b.	compliance with any requests for representations; and

c.	receipt of proof satisfactory to the Company that a person seeking to exercise the Option after your death is authorized and entitled to exercise the Option.

(7)	You may not exercise the Option if the issuance of the Shares upon such exercise would violate any applicable federal securities laws or other laws or regulations.

(8)	This Agreement does not limit in any manner the right of the Company or its Affiliate to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Options or any other adverse effect on your interests under the Plan, subject to the terms of your Employment Agreement, if applicable.

(9)	This Agreement, including the Employment Agreement and the Plan incorporated herein by reference, contains the entire agreement between you and the Company with respect to the Option.

(10)	You understand and agree that you will not be deemed for any purpose to be a stockholder of the Company with respect to any of the Shares unless and until they have been issued to you after your exercise of this Option and payment for the Shares.

(11)	This Option cannot be assigned, transferred, pledged, hypothecated, or disposed of in any way and cannot be subject to execution, attachment or similar process; however, the Option is transferable by way of will or the laws of descent and distribution. During your lifetime, only you (or, if you are disabled, a guardian or legal representative) may exercise the Option.

(12)	You understand and agree that the existence of this Option will not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, including that of its subsidiaries, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(13)	At the time of exercise, except as provided below, the Company or its Affiliates may withhold from your payroll or any other payment due to you, and you agree to make adequate provision for, all taxes required by law to be withheld in connection with the Option. The Company agrees that it will, upon your request, permit you to satisfy, in whole or in part, the Company’s minimum statutory withholding tax obligation (based on minimum rates for federal and state law purposes, including payroll taxes) which may arise in connection with the Option either by electing to have the Company withhold from the Shares to be issued upon exercise that number of Shares, or by electing to deliver to the Company already-owned shares of Common Stock of the Company, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.

(14)	The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Award, the Option or the Shares will be brought in the federal or state courts in the districts, which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

(15)	The Committee may make various adjustments to your Option, including adjustments to the number and type of securities subject to the Option and the Exercise Price, in accordance with the terms of the Plan. In the event of any transaction resulting in a Change in Control (as defined in the Plan) of the Company, the Option will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of the Option by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination, you will be permitted, immediately before the Change in Control, to exercise the Option.

(16)	This Agreement may be amended from time to time by the Committee in its discretion; however, this Agreement may not be modified in a manner that would have a materially adverse affect on the Option or Shares, as determined by the Committee, except as provided in the Plan or in a written document signed by you and the Company.

(17)	Any notice that you are required to give the Company under this Agreement must be delivered to the Secretary of the Company or his or her designee at the principal executive office of the Company. Notice will be deemed to have been duly delivered when received by the Secretary or his or her designee in such form and manner as the Company finds to be acceptable.

(18)	The Option is granted subject to the forfeiture, vesting and other provisions specifically set forth in the Employment Agreement. Unless otherwise specifically provided in this Agreement, in the event of a conflict, inconsistency or ambiguity between or among any term or condition of this Agreement, the Plan or your Employment Agreement, the provisions of, first, the Plan, second, the Employment Agreement, and lastly, this Agreement, will control in that order of priority, except in the case of Section 14 of this Agreement which will control in all cases. Notwithstanding anything to the contrary, the Award and the Option will be subject to and bound by all terms and conditions in this Agreement and the Plan not specifically covered by or contrary to the effective Employment Agreement.

{Signature page follows}

Date: October 18, 2004

FTI CONSULTING, INC.

By:	/S/ THEODORE I. PINCUS
Theodore I. Pincus
Executive Vice President & Chief Financial Officer

OPTIONEE’S ACKNOWLEDGMENT AND SIGNATURE

I acknowledge receipt of a copy of the prospectus for the Plan, attached hereto. I represent that I have read it and am familiar with the Plan’s terms. I accept the Option subject to all of the terms and provisions of this Agreement and of the Plan under which it is granted, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee concerning any questions arising under the Plan with respect to the Option.

Date: October 18, 2004	/S/ DENNIS J. SHAUGHNESSY
Signature of Optionee